Exhibit 23.7
May 2, 2023

CONSENT OF QUALIFIED PERSON

RESPEC, in connection with Albemarle Corporation’s Registration Statement on Form S-8 filed May 2, 2023 (the “Registration Statement”), consents to:

•the incorporation by reference of the Technical Report Summaries prepared by RESPEC on certain bromine reserves and resources controlled by Albemarle Corporation (the “Technical Report Summaries”), with an effective date of December 31, 2022 and dated February 15, 2023, that were prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, filed as an exhibit to the Current Report on Form 8-K (the “Form 8-K”) filed February 15, 2023, into the Registration Statement;

•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summaries; and

•any extracts from or a summary of the Technical Report Summaries incorporated by reference in the Registration Statement and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summaries or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

RESPEC is responsible for authoring, and this consent pertains to, the Technical Report Summaries. RESPEC certifies that it has read the Registration Statement and that it fairly and accurately represents the information in the Technical Report Summaries for which it is responsible.

RESPEC

By: /s/ Edmundo J. Laporte

Name: Edmundo J. Laporte
Title: Director of International Business Division / Principal Consultant